SCHEDULE FOR COMPUTATION OF PERFORMANCE DATA


YIELD

Formula in release:

a = dividends and interest earned during the period.
b = expenses accrued for the period) net of reimbursements).
c = the average daily number of shares outstanding during the period that were entitled to receive dividends
d = the maximum offering price per share on the last day of the period.


      YIELD = 2[(a-b) + 1)exponent 6 - 1]
                -----
                 cd

for the month ended June 30, 1997:

      2[(12,16,190.91 - 3,274,738.61 + 1)exponent 6 - 1] = 2.47
        ----------------------------
               308,138,450.25(15.31)